As filed with the Securities and Exchange Commission on December 12, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SARA LEE CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	36-2089049
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3500 Lacey Road

Downers Grove, Illinois 60515-5424

(Address of Principal Executive Offices)

SARA LEE CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN

SARA LEE CORPORATION 1999 NON-EMPLOYEE DIRECTOR STOCK PLAN

(Full Title of Plans)

Roderick A. Palmore, Esq.

Executive Vice President, General Counsel and Secretary

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515-5424

(630) 598-6000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$14,000,000	100%	$14,000,000	$430

(1)	The Deferred Compensation Obligations are unsecured general obligations of Sara Lee Corporation to pay deferred compensation in accordance with the terms of the Sara Lee Corporation Executive Deferred Compensation Plan and Sara Lee Corporation 1999 Non-Employee Director Stock Plan. Of the total amount registered, $13.5 million is reserved as deferred compensation obligations under the Executive Deferred Compensation Plan and $500,000 is reserved as deferred compensation obligations under the 1999 Non-Employee Director Stock Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not filed as part of this registration statement or as prospectuses or prospectus supplements pursuant to Note to Part 1 of Form S-8 Pursuant and Rule 424 of the Securities Act of 1933, as amended (the “Securities Act”).

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not filed as part of this registration statement or as prospectuses or prospectus supplements pursuant to Note to Part 1 of Form S-8 and Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents that have been filed with the Securities and Exchange Commission (the “Commission”) by Sara Lee Corporation (the “Company”) are incorporated herein by reference (Commission File No. 1-3344):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2007.

(c)	The Company’s Current Report on Form 8-K filed with the Commission on November 5, 2007.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

This Registration Statement registers deferred compensation Obligations (as defined below) pursuant to the Sara Lee Corporation Executive Deferred Compensation Plan (the “Executive Plan”) and the Sara Lee Corporation 1999 Non-Employee Director Stock Plan (the “Director Plan” and, together with the Executive Plan, the “Deferred Compensation Plans”) which represent obligations (“Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of each plan. Each of the Deferred Compensation Plans is incorporated by reference as an Exhibit to this registration statement. Eligible employees of the Company are entitled to defer receipt of certain compensation into the Executive Plan and non-employee members of the Board of Directors of the Company are entitled to defer cash and equity retainer payments into the Director Plan. The Obligations are general unsecured obligations of the Company subject to the claims of its general creditors. The plans are considered entirely unfunded for tax purposes.

The amount of compensation to be deferred by each participating eligible employee or Board member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the applicable Deferred Compensation Plan based on elections by each Participant. At the election of the Participant, amounts deferred under the Deferred Compensation Plans will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the current cost to the Company at the beginning of each plan year of issuing debt with a five-year maturity, or (ii) a stock equivalent account, earning a return based on the Company’s stock price plus accrued dividend equivalents. Under the stock equivalent accounts in the Deferred Compensation Plans, Obligations earn or lose value based on the investment performance of the Company’s common stock; however, Participants have no actual investment in the Company’s common stock. The investment funds are used only for purposes of crediting or debiting the Participants’ Deferral Accounts with deemed earnings or losses. Amounts deferred, plus dividend equivalents and any appreciation or accrued interest, are paid in cash or in shares of the Company’s common stock, as applicable, on dates selected by the Participant.

The Company reserves the right to amend or terminate either of the Deferred Compensation Plans at any time, except that no such amendment or termination shall adversely affect a Participant’s right to Obligations in the amount of the Participant’s Deferral Accounts as of the date of such amendment or termination.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 2-405.2 of Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment or other adjudication as material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by MGCL.

Section 2-418(d) of MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director of the corporation who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director was made a party by reason of the director’s service in that capacity. Section 2-418(b) permits a corporation to indemnify its present or former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with any proceeding to which the director is made a party by reason of the director’s service as a director, unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If, however, the proceeding was one by or in the right of the corporation and the director was adjudged liable to the corporation, the corporation may not indemnify the director. MGCL also permits a Maryland corporation to pay a director’s expenses in advance of the final disposition of an action to which the director is a party upon receipt by the corporation of (1) a written affirmation by the director of the director’s good faith belief that the director has met the standard of conduct necessary for indemnification and (2) a written undertaking by or on behalf of the director to repay the amount advanced if it is ultimately determined that the director did not meet the necessary standard of conduct. Section 2-418 of the MGCL defines a director as any person who is or was a director of a corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan. Section 2-418(j)(2) of MGCL also permits a Maryland corporation to indemnify and advance expenses to its officers, employees and agents to the extent that it may indemnify and advance expenses to its directors.

The Company’s bylaws obligate us, to the maximum extent permitted by MGCL, to indemnify any of the Company’s present or former directors or officers or those of the Company’s subsidiaries who (1) is made a party to a proceeding by reason of such person’s service in that capacity or (2) while a director or officer and at the Company’s request, serves or served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee from and against any claim or liability to which that person may become subject or which that person may incur by reason of such person’s services in such capacity and to pay or reimburse that person’s reasonable expenses in advance of final disposition of a proceeding. This indemnity could apply to liabilities under the Securities Act in certain circumstances.

The Company’s bylaws also permit us, with the approval of the Company’s board of directors, to indemnify and advance expenses to (1) a person who served a predecessor in any of the capacities described above, or (2) any of the Company’s employees or agents, or any employee or agent of a predecessor.

The Company also maintains indemnity insurance as permitted by Section 2-418 of MGCL, pursuant to which the Company’s officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related losses under the Securities Act or the Exchange Act.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

Reference is made to the Exhibit Index.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of

1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Downers Grove, Illinois, on December 12, 2007.

SARA LEE CORPORATION

By:	/s/ Roderick A. Palmore
Roderick A. Palmore
Executive Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roderick A. Palmore and Brenda C. Barnes, and each of them, his/her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 and any and all amendments (including post-effective amendments) or supplements thereto, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 12, 2007 by the following persons in the capacities indicated.

Signature	Title

/s/ Brenda C. Barnes	Chairman of the Board, Chief Executive Officer and
Brenda C. Barnes	Director (Principal Executive Officer)

/s/ Theo de Kool	Executive Vice President and Chief Financial and Administrative Officer (Principal Financial Officer and Principal Accounting Officer)
L.M. (Theo) de Kool

/s/ Christopher B. Begley	Director
Christopher B. Begley

/s/ Virgis W. Colbert	Director
Virgis W. Colbert

/s/ James S. Crown	Director
James S. Crown

/s/ Laurette T. Koellner	Director
Laurette T. Koellner

/s/ Cornelis J.A. van Lede	Director
Cornelis J.A. van Lede

/s/ Sir Ian Prosser	Director
Sir Ian M.G. Prosser

/s/ Rozanne L. Ridgway	Director
Rozanne L. Ridgway

/s/ Norman R. Sorensen	Director
Norman R. Sorensen

/s/ Jonathan P. Ward	Director
Jonathan P. Ward

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Articles of Restatement of Charter of the Company dated August 28, 2003 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for Fiscal Year ended June 28, 2003)

4.2	Amended Bylaws of the Company, dated June 28, 2007 (incorporated by reference to Exhibit 3(b) to the Company’s Annual Report on Form 10-K for Fiscal Year ended June 30, 2007)

*5	Opinion of Roderick A. Palmore, Executive Vice President, General Counsel and Secretary

*23.1	Consent of PricewaterhouseCoopers LLP

*23.2	Consent of Roderick A. Palmore (included in Exhibit 5)

*24	Powers of Attorney (included on signature page to this Registration Statement)

99.1	Sara Lee Corporation Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for Fiscal Year ended July 3, 1999)

99.2	Second Amendment to Sara Lee Corporation Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for Fiscal Year ended July 1, 2000)

99.3	Sara Lee Corporation 1999 Non-Employee Director Stock Plan, as amended and Restated (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for Fiscal Year ended June 30, 2007)

*	Filed herewith.